Exhibit 99.1

Marrone Bio Innovations, Inc. Reports First-Quarter 2021 Financial Results

DAVIS, Calif. – May 13, 2021 – Marrone Bio Innovations, Inc. (NASDAQ: MBII) has provided its financial results for the first quarter ended March 31, 2021. Key results include:

●	First-quarter revenues increased 14% for 11th consecutive quarter of growth.
●	Gross profit increased 25%, with gross margins of 63.1%.
●	Net income (loss) and Adjusted EBITDA improved 53% and 68%, respectively, as a result of revenue and gross profit improvements combined with continued cost management.

Selected Financial Highlights

$ in millions	Q1 2021	Q1 2020	% Increase (Decrease)
Revenues	$11.0	$9.7	14%
Gross Profit	$7.0	$5.6	25%
Gross Margin	63.1%	57.7%	+540bps
Operating Expenses	$10.0	$11.2	(11)%
Operating Expense Ratio	91%	116%	-2,500bps
Net Income (Loss)	$(3.3)	$(7.0)	(53)%
Adjusted EBITDA[1]	$(1.2)	$(3.7)	(68)%
Cash Used in Operations	$(5.0)	$(6.3)	(20)%

1Adjusted EBITDA is a non-GAAP financial measure and is described in relation to its most directly comparable GAAP measure under “Use of Non-GAAP Financial Information” below.

First Quarter 2021 Financial and Operational Summary

○	First-quarter revenues increased 14% to $11.04 million because of further market penetration for the company’s biological crop protection products, primarily used in specialty crops in the western United States. Sales of crop protection products — including Venerate®, Grandevo® and Regalia® — were the key drivers of growth in the quarter.
○	A favorable product mix and improved absorption of manufacturing overhead resulted in a 25% increase in gross profit to $6.97 million, and a 540 basis point improvement in gross margins to 63.1%.
○	Operating expenses declined 11% to $10.00 million from $11.23 million in the first quarter of 2020, primarily because of cost savings from operational efficiencies. The operating expense ratio – a key performance indicator that compares operating expenses to revenues – improved by 2,500 basis points to 91% from higher revenues and lower spending.

○	The first-quarter net loss was $3.26 million as compared with a net loss of $7.02 million in the first quarter of 2020. Adjusted EBITDA was a loss of $1.17 million as compared with a loss of $3.70 million in the first quarter of 2020. The 53% improvement in the net loss and the 68% improvement in Adjusted EBITDA were both a function of increased sales, higher gross profit and lower operating expenses. Adjusted EBITDA is further described under “Use of Non-GAAP Financial Information” below.
○	Cash used in operations improved by 20%, or $1.27 million, in the first quarter of 2021, largely driven by the lower net loss and efficient use of working capital.

Management Commentary

“We have had a solid start to 2021, and the improvement in Adjusted EBITDA for the quarter is an early indicator of the progress we intend to make this year as we move ever closer to breakeven on an Adjusted EBITDA basis,” said Chief Executive Officer Kevin Helash. “Our success in the first quarter underscores our confidence in our ability to deliver full-year revenue growth in the upper 20% range with target annual gross margins in the upper 50% range, while we manage operating expenses to 2020 levels, plus inflation.”

“Our focus turns to the major row crops in the second quarter, particularly in the Northern Hemisphere. We anticipate continued adoption of our novel seed treatments to drive further expansion globally, as will the launch of four new products in the major U.S. and European markets,” Helash added. “The value of our sustainable biological solutions continues to be borne out scientifically with the recent, highly positive Climate Impact Score for our nematicide seed treatment and, most important, with broader use on farm of all our products.”

Conference Call and Webcast

Management will host an investor conference call at 4:30 p.m. ET (1:30 p.m. PT) on May 13, 2021 to discuss Marrone Bio Innovations’ first quarter 2021 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Q1 2021 Conference Call and Webcast

Date: Thursday, May 13, 2021

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-866-248-8441

International Dial-in: 1-323-289-6576

Conference ID: 8735297
Webcast: http://public.viavid.com/index.php?id=144565

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through June 13, 2021. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 8735297. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q1 2021 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented agricultural company leading the movement to environmentally sustainable farming practices through the discovery, development and sale of innovative biological products for crop protection, crop health and crop nutrition. Our portfolio of 15 products helps customers operate more sustainably while increasing their return on investment. The company’s commercial products are sold globally and supported by a robust portfolio of more than 500 issued and pending patents. Our end markets include row crops; fruits and vegetables; trees, nuts and vines; and greenhouse production. Marrone Bio’s research and development program uses proprietary technologies to isolate and screen naturally occurring microorganisms and plant extracts to create new, environmentally sound solutions in agriculture.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA which is not a financial measure as defined by GAAP. This financial measure is presented as a supplemental measure of operating performance because we believe it can aid in, and enhance, the understanding of our financial results. In addition, we use Adjusted EBITDA as a measure internally for budgeting purposes.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) from time to time, certain other items which are specific transaction-related items. Other companies may define or calculate this measure differently, limiting the usefulness as a comparative measure. Because of this limitation, this non-GAAP financial measure should not be considered in isolation or as substitute for or superior to performance measures calculated in accordance with GAAP and should be read in conjunction with the financial statement tables.

GAAP to non-GAAP Reconciliation

	THREE MONTHS ENDED
	MARCH 31,
	2021	2020
Net Loss (AS REPORTED)	$(3,261)	$(7,024)
Taxes	41	34
Interest expense	393	337
Depreciation and amortization	874	891
EBITDA	$(1,953)	$(5,762)
Stock based compensation	915	907
Loss on issuance of new warrants	-	1,391
Change in fair value of contingent consideration	(134)	(237)
Adjusted EBITDA	$(1,172)	$(3,701)

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the company’s views as of any subsequent date. Examples of such statements include financial guidance and other statements regarding the company’s future revenue growth, margins, operating expenses, other financial results and progress toward breakeven on an Adjusted EBITDA basis; adoption of the company’s seed treatment, anticipated new product launches in the United States and Europe and further global expansion of the company’s business; and the potential benefits and value of the company’s products. Such forward-looking statements are based on information available to the company as of the date of this release and involve a number of risks and uncertainties, some beyond the company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for the company’s products, any difficulty in expanding the company’s sales and marketing infrastructure or marketing the company’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse actions by distributors, manufacturers, regulatory agencies and other relevant third parties and costs associated with any strategic acquisitions or other business opportunities we elect to pursue. Additional information that could lead to material changes in the company’s performance is contained in its filings with the Securities and Exchange Commission. The company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Clyde Montevirgen

Vice President of Business Development & Investor Relations

Telephone: 530-750-2800

info@marronebio.com

Investor Relations:

Lucas A. Zimmerman

Senior Vice President

MZ Group – MZ North America

Main: 949-259-4987

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands, Except Par Value)

	MARCH 31,	DECEMBER 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,923	$15,841
Accounts receivable	13,533	10,113
Inventories	6,414	6,618
Prepaid expenses and other current assets	1,350	1,688
Total current assets	40,220	34,260
Property, plant and equipment, net	12,439	12,565
Right of use assets, net	3,798	3,760
Intangible assets, net	20,797	21,383
Goodwill	6,740	6,740
Restricted cash	1,560	1,560
Other assets	911	929
Total assets	$86,465	$81,197

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,190	$1,895
Accrued liabilities	10,155	11,650
Deferred revenue, current portion	439	374
Lease liability, current portion	1,164	1,008
Debt, current portion, net	12,085	9,301
Total current liabilities	26,033	24,228
Deferred revenue, less current portion	1,528	1,628
Lease liability, less current portion	2,922	3,050
Debt, less current portion, net	11,380	11,479
Debt due to related parties	7,300	7,300
Other liabilities	1,950	2,102
Total liabilities	51,113	49,787
Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at March 31, 2021 and December 31, 2020	-	-
Common stock: $0.00001 par value; 250,000 shares authorized, 175,274 and 167,478 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid in capital	379,429	372,226
Accumulated deficit	(344,078)	(340,817)
Total stockholders’ equity	35,352	31,410
Total liabilities and stockholders’ equity	$86,465	$81,197

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2021	2020
Revenues:
Product	$10,904	$9,535
License	134	115
Total revenues	11,038	9,650
Cost of product revenues	4,069	4,081
Gross profit	6,969	5,569
Operating Expenses:
Research, development and patent	2,512	3,234
Selling, general and administrative	7,483	7,993
Total operating expenses	9,995	11,227
Loss from operations	(3,026)	(5,658)
Other income (expense):
Interest expense	(393)	(337)
Loss on issuance of new warrants	—	(1,391)
Change in fair value of contingent consideration	134	237
Other income, net	65	159
Total other expense, net	(194)	(1,332)
Net loss before Income Taxes	(3,220)	(6,990)
Income Tax Expense	(41)	(34)
Net Loss	$(3,261)	$(7,024)
Basic and diluted net loss per common share:	$(0.02)	$(0.05)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	168,938	141,572

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited - In Thousands)

	THREE MONTHS ENDED
	MARCH 31,	MARCH 31,
	2021	2020
Cash flows from operating activities
Net loss	$(3,261)	$(7,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	874	891
Gain on disposal of equipment	—	(9)
Change in inventory reserves	(75)	72
Right of use assets amortization	215	206
Share-based compensation	915	907
Non-cash interest expense	48	61
Loss on issuance of new warrants	—	1,391
Change in fair value of contingent consideration	(134)	(237)
Net changes in operating assets and liabilities:
Accounts receivable	(3,420)	(4,492)
Inventories	279	1,000
Prepaid Expenses and other assets	356	(281)
Accounts payable	252	3,068
Accrued and other liabilities	(763)	(1,500)
Lease Liability	(225)	(208)
Deferred revenue	(78)	(137)
Net cash used in operating activities	(5,017)	(6,292)
Cash flows from investing activities
Payment of consideration in connection with previous asset purchase	(750)	(540)
Purchases of property, plant and equipment	(119)	(135)
Proceeds from sale of equipment	—	2
Net cash used in investing activities	(869)	(673)
Cash flows from financing activities
Proceeds from secured borrowings	11,504	11,319
Repayment in secured borrowings	(8,725)	(6,322)
Repayment of debt	(99)	(196)
Equity offering costs	—	(64)
Net settlement of options	27	12
Proceeds from employee stock purchase plan	86	84
Exercise of warrants	6,175	6,000
Net cash provided by financing activities	8,968	10,833
Net increase in cash and cash equivalents and restricted cash	3,082	3,868
Cash and cash equivalents and restricted cash, beginning of period	17,401	7,812
Cash and cash equivalents and restricted cash, end of period	$20,483	$11,680

Supplemental disclosure of cash flow information
Cash paid for interest	$339	$269
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$43	$93
Right of use assets (non-cash) acquired	$253	$—